Adult Entertainment Capital, Inc.
15641 Redhill Ave. Suite 200
Tustin Ca, 92780

August 28, 2008

ComedyNet.TV,
444 Broadway 4th Floor
New York, NY 10013
Attention: Mark Graff

Dear Mr. Graff,

This Letter of Intent ("LOI") sets forth the terms and conditions of a Proposal by Adult Entertainment Capital, Inc ("AEC"). AEC will acquire 100 % ofComedyNet.TV, mc. ("CNET") via an Asset Purchase or Stock Purchase or other mutually agreed acquisition structure. AEC and CNET may also be referred to herein collectively as the "Parties".

1. FORM OF TRANSACTION. The transaction (the "Transaction") will consist of ABC acquiring from CNET all assets and business operations of CNET. In addition AEC will receive all license agreements, and all joint venture agreements of CNET, whether internationally and domestic in nature.

2. PURCHASE PRICE. The purchase price $3,500,000. The payment shall be in two parts as follows:

1) The assumption of debt and payables in the amount of approximately $2,100,000. The $2,100,000 of debt will have an agreed-upon payout schedule based upon successful capital formation amounts. Further, the debt holders of CNET (approximately $1,600,000) will have an option to convert to equity of the AEC at 5 cents per share for a period to be determined. $500,000 will be used to reduce trade payables, pay deferred salary of the principals, and settle outstanding Federal and State withholding tax obligations.

2) $1,400,000 of common stock of the AEC at a basis of 3 cents per share. Of the $1,400,000, the present CNET private placement shareholders will receive $1,000,000, and the $400,000 balance will be distributed to the other CNET shareholders on a pro-rata basis.

3. BUSINESS OPERATION. The parties agree that upon execution of this LOI, AEC will assume the roles and responsibilities of managing and operating the CNET business, retaining President Mark Graff and CFO/COO Jim Hatch. It further agreed, that the parties will work together to ensure that necessary working capital is made available to CNET.

4. TIMING. The parties hereto agree to use their best efforts to negotiate and execute an Asset Purchase or Stock Purchase Agreement no later than 2 weeks after the execution of this LOI and close (the "Closing") the Transaction no later than 30 days after the execution of this LOI by the parties hereof.

5. EACH PARTY TO BEAR OWN EXPENSES. AEC and CNET shall each be responsible for their own respective expenses incurred in connection with this LOI and the contemplated transaction, including, without limitation, legal fees and other professionals' fees pertaining to due diligence, such as accountant's fees to prepare financial statements of CNET, and the negotiations, preparation and execution of the Stock Purchase Agreement and/or Asset Purchase Agreement.

6. EXCLUSIVITY. AEC and CNET agree that none of them nor any of their representatives or affiliates shall initiate, solicit, respond to, provide documents or information to nor enter into any discussions or negotiations regarding any proposal or offer to engage in a similar equity transaction, whether in the form of an asset or capital stock transaction or otherwise, with any other party following their execution of this LOI until the Closing or the termination of this LOI in the manner detailed in Paragraph 7 below.

7. CONFIDENTIALITY. AEC acknowledges that information to be provided by, or on behalf of, the CNET, is highly confidential in nature ("CNET Confidential Information"), which CNET Confidential Information will include, but not be limited to, the CNET's customer lists, product pricing, product costs, and contact information. CNET acknowledges that information to be provided by or on behalf of AEC is bighly confidential in nature ("AEC Confidential Information"), which ABC Confidential Information shall include, but is not limited to, all proprietary information relating AEC. For purposes hereof, "CNET Confidential information" and AEC Confidential Information shall be referred, in context, to as "Confidential Information." Should the Transaction not Close, each party hereto agrees to return all materials and all copies thereof to the party who provided same, within ten business days of written notification there from, that negotiations have been terminated. Each party hereto further agrees to maintain confidentiality of such Confidential Information as may be learned during the due diligence for a period of three years from the termination of negotiations.

Each party hereto shall maintain the confidentiality of the existence and contents of this LOI, the resultant due diligence investigations, the negotiations, preparations and execution of the Stock Purchase or Asset Purchase Agreement and the contents thereof from any and all third parties, including but not limited to customers, employees, and suppliers of the CNET and the AEC during the exclusivity period and for three years thereafter should the contemplated transaction not take place. Each party to this LOI who, directly or indirectly, receives Confidential Information in connection with this LOI (a" Receiving Party") hereby agrees to indemnity any other party hereto (an "Indemnified Party") who suffers damage as a result of such Receiving Party disclosing Confidential Information, without the express prior written consent of the Indemnified Party, which consent may be withheld or delayed in such party's sole and absolute discretion. Such indemnification and damages shall include any losses sustained by the Indemnified Party, including, but not limited to, counsel fees. Without limitation to the foregoing each party to this LOI acknowledges that the Confidential Information of the Disclosing Party provided pursuant to this LOI, constitutes unique, valuable and special business of the Disclosing Party, and that disclosure thereof may cause irreparable injury to the Disclosing Party. Accordingly, each party to this LOI that receives any Confidential Information pursuant to this LOI agrees that the remedy at law for any breach of the covenants contained in this LOI may be inadequate, and in recognition thereof, agrees that the Disclosing Party shall, in addition thereto, be entitled to injunctive relief without bond, upon a finding by a court of competent jurisdiction of a breach of any of the Confidential Information provisions of this LOI, which relief shall in addition to and not in derogation of any other remedies which may be available to the Disclosing Party as a result of the breach.

It is understood by the Parties that AEC desires to make a press release regarding this letter of intent. No Party shall unreasonably withhold their written consent allowing AEC to issue said press release in a timely manner. Parties understand that AEC also has obligations to report all material transactions pursuant to various SEC regulations, and the reporting of this transaction in compliance with SEC regulations shall not breach the confidentiality provisions of this section.

8. TERMINATION. Neither CNET nor AEC may terminate this Agreement unless a definitive Asset Purchase or Stock Purchase Agreement is not executed within the time provided herein, or only by mutual agreement between AEC and CNET, or by the failure of one of the Parties to cooperate pursuant to the terms of this LOI.

9. GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by the laws of the State of Delaware. By executing this Agreement, the parties hereby expressly consent that they will be subject to the personal jurisdiction of a state or federal court sitting in the State of California, and any dispute arising under this Agreement shall be resolved in such court.

10. BINDING AGREEMENT. When duly executed, this Agreement shall become binding upon the parties and shall allow the parties to proceed with due diligence and to complete the Stock Purchase Agreement as provided herein.

11. FINDER'S FEES. None apply.

Respectfully yours,

Adult Entertainment Capital, INC

By: /s/ Milton C. Ault III

Milton “Todd” Ault III, CEO

Approved by:

ComedyNet.TV, Inc.

By: /s/ Mark Graff

Mark Graff, CEO